Shawne Horn
Corporate Communications
press@earthbiofuels.net
866-765-4940

Doug Jones
Investor Relations
investors@earthbiofuels.net
214-389-9800

Earth BiofuelsSigns Yellow Grease Supply Agreement

DALLAS (January 7, 2008) – Earth Biofuels, Inc. (OTCBB:  EBOF) today announced that is has executed a purchase agreement with Alliance Processors, Inc. for the supply of yellow grease to be used as a feedstock at the Company’s biodiesel production facility in Durant, Oklahoma.

Under terms of the agreement, Earth Biofuels will buy 100% of the yellow grease collected by Alliance at a fixed price over both an initial three month term and a following three year term.  The fixed price is based on the current market price for yellow grease, which is substantially lower than the current market price of soybean oil – the primary feedstock oil used in most biodiesel production facilities in the U.S.

Management anticipates that initial delivered volumes are expected to be 267,000 gallons to 400,000 gallons of yellow grease per month.

Alliance Processors, Inc. is based in Fort Worth, Texas and collects used yellow grease mainly from restaurants across the state of Texas.

About Earth Biofuels
Earth Biofuels produces and distributes biodiesel fuel through wholesale and retail outlets. The fuel is sold under Willie Nelson's brand name, "BioWillie®." Earth Biofuels also produces and markets liquefied natural gas (LNG) through its subsidiary, ALT LNG.  The Company is focused on meeting the growing demand for alternative and renewable fuels in the domestic market. The Company's website is www.earthbiofuels.com.

Forward-Looking Statements Disclosure
This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  In this context, forward-looking statements may address the Company’s expected future business and financial performance, and often contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” and other terms with similar meaning.  These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct.  In connection with the “safe harbor” provisions of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, important factors that, among others, could cause or result in actual results and experience to differ materially from the Company’s anticipated results, projections, or other expectations are disclosed in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.

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